Exhibit (g) (vii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K





                        AMENDMENT TO CUSTODIAN CONTRACT

Amendment dated February 3, 2006, to the Custodian Contract, dated December 1, 1993, as amended, by and between State Street Bank and Trust Company (the "Custodian") and Each of the Registered Investment Companies Listed on Appendix A (each, a "Fund") (the "Agreement").

WHEREAS, the Fund and the Custodian wish to amend certain provisions of the Contract to allow for delivery out of margin in connection with trading in futures and options on futures contracts entered into by the Fund, and to allow for other proper instructions.

In consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to amend the Contract as described below:

I. New Section 2.2(15) is hereby added and existing 2.2(15) is hereby amended and renumbered Section 2.2(16) as set forth below:

[Section] 2.2DELIVERY OF SECURITIES

(15) For delivery of initial or variation margin in connection with trading in futures and options on futures contracts entered into the Fund on behalf of a Portfolio;

(16) For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the securities of the Portfolio to be delivered and naming the person or persons to whom delivery of such securities shall be made.

II. New Section 2.8(7) is hereby added and existing Section 2.8(7) is hereby amended and renumbered Section 2.8(8) as set forth below:

[Section] 2.8PAYMENT OF FUND MONIES

(7) For the payment of initial or variation margin in connection with trading in futures and options on futures contracts entered into by the Fund on behalf of a Portfolio;

(8) For any other purpose, but only upon receipt of Proper Instructions from the Fund, on behalf of the applicable Portfolio, specifying the amount of such payment and naming the person or persons to whom such payment is to be made.

III. Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect. In the event of any conflict between the terms of the Agreement prior to this amendment and this amendment, the terms of this amendment shall prevail.


IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date written above.

FEDERATED INVESTMENT COMPANIES

By:  /s/ John W. McGonigle
Name:  John W. McGonigle
Title:  Secretary


FEDERATED SERVICES COMPANY


By:  /s/ G. Andrew Bonnewell
Name:  G. Andrew Bonnewell
Title:  Vice President


STATE STREET BANK AND TRUST COMPANY

By:  /s/ Joseph L. Hooley
Name:  Joseph L. Hooley
Title:  Executive Vice President